FOR IMMEDIATE RELEASE
May 3, 2018

ARC GROUP WORLDWIDE ANNOUNCES INTERIM CHIEF EXECUTIVE OFFICER DEPARTURE

DELAND, FL., May 3, 2018 – ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW) today announced that Drew M. Kelley, Interim Chief Executive Officer, will resign from the Company on May 10th, 2018. Alan Quasha, Chairman of the Board of Directors of ARC, will assume the dual roles of Chairman and Chief Executive Officer with immediate effect.

Alan Quasha said: “The Board and I appreciate all of the work Drew has done towards the improvement of ARC over the past year and in his previous role as Chief Financial Officer. Drew has completed his primary task of helping ARC right-size its cost structure and has found a significant new opportunity. We are pleased to have had Drew’s important contributions during this critical time, and we are happy that he has found a great new home. We wish him all the best.”

About ARC Group Worldwide

ARC Group Worldwide, Inc. is a global advanced manufacturing and metal 3D printing service provider focused on accelerating speed to market for its customers. ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production. These solutions include metal injection molding, metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, thixomolding, and rapid and conformal tooling. Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates, and projections about future events. These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements, and financial projections, including ARC's ability to expand its services and realize growth. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10‑K for the fiscal year ended June 30, 2017, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

Investor Relations

PHONE: (303) 467-5236
Email: InvestorRelations@arcw.com